EXHIBIT 10.15

Description of Certain Benefits of Members of the Board of Directors and Executive Officers

Delta provides certain flight benefits to members of its Board of Directors and provides certain benefits to its executive officers. Delta reserves the right to change, amend or terminate these programs, consistent with their terms, at any time for any reason for both active and retired directors and employees.

Flight Benefits: As is common in the airline industry, Delta provides complimentary travel and certain Delta Crown Room privileges for members of the Board of Directors;, executive officers; the director’s or officer’s spouse, domestic partner or designated companion; the director’s or officer’s children and parents; and, to a limited extent, other persons designated by the director or officer (“Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for directors, the CEO and President; $15,000 per year for executive vice presidents; and $12,500 per year for senior vice presidents. Delta reimburses directors and officers for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for directors, the CEO and President; $20,000 per year for executive vice presidents; and $17,500 per year for senior vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service or employment.

A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his mandatory retirement date, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retired Director Flight Benefits”). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger was completed will receive, at the completion of his Board service (other than due to death), a vested right to receive Retired Director Flight Benefits, regardless of the director’s age and years of service when his Board service ends. The director designated by the Delta Master Executive Council, the governing body of the Delta unit of the Air Line Pilots Association, International, does not receive Flight Benefits or Retired Director Flight Benefits.

An executive officer who retires from Delta at or after age 52 with at least 10 years of service, or at or after age 62 with at least five years of service, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retired Officer Flight Benefits”). In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an executive officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger was completed will receive, on his termination of employment (other than by death or by Delta for “cause”), a vested right to Retired Officer Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

Executive Life Insurance: Delta provides life insurance coverage of two times base salary to executive officers through an endorsement split dollar program under which Delta owns the policy. Delta reimburses active participants for taxes associated with the program while the endorsement is in effect. After retirement, death benefit coverage continues for an executive officer who retires at or after age 62 with at least ten years of service. If an executive officer retires prior to age 62 or with less than ten years of service, the participant’s death benefit is reduced by 3% for each year of age less than 62 and by 10% for each year of service less than ten years. Insurance coverage ceases for executive officers who terminate employment other than as a result of retirement, approved long-term disability or death.

Financial Planning Services: Executive officers are eligible for reimbursement of up to $15,000 per year for tax preparation, legal and financial planning services under Delta’s Financial Planning Program.

Home Security Services: Executive officers are eligible for reimbursement for installation and monthly monitoring of home security systems.